Exhibit 99.1
Via mail, e-mail and facsimile
September 16, 2005
Sy Jacobs
Managing Member
Jacobs Asset Management, LLC
JAM Managers, LLC
General Partner for JAM Partners, L.P.
One Fifth Avenue
New York, NY 10003
Dear Mr. Jacobs,
As you may recall, the Board has asked that your thoughts and concerns about the operation and activities of Century you wish to convey to the Board flow through me.
Your letter of September 14, 2005 appears in the main to be a repeat of the comments and views you previously expressed. Of the new issues you raise, your comparison of certain segments of the assets and liabilities of our balance sheet appears to me to offer limited incremental insight. To the extent that you intend to do more than re-convey the same thoughts previously considered by the Board, you should feel free to write me with specific ideas that you think might be helpful in improving Century’s long-term performance.
The next Board meeting is set for October 11, 2005. Your letter and any additional submission you may care to make will be placed on the agenda of that meeting.
Sincerely yours,
/s/ Paul V. Cusick, Jr.
Vice President and Treasurer